                                                           EXHIBIT 10.07(f)


                             THE HUNTER GROUP, INC.
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made effective this 14th day of September, 1988, by and between The Hunter Group, Inc. ("HUNTER"), a Maryland corporation with offices in Baltimore, Maryland; Boston, Massachusetts; San Francisco, California; and New York, New York; and Mary T. Weaver ("EMPLOYEE"), who resides at 4 Anne Brent Garth, Phoenix, Maryland 21131.

                               W I T N E S S E T H

     WHEREAS, HUNTER is engaged in consulting and systems development, research, design, formulation, manufacture, marketing, distribution, licensing and sale of a variety of products and services, generally relating to Human Resources administration, including, but not limited to, employee benefits, equal employment opportunity, applicant and resume tracking, succession planning, suggestion awards, compensation, pension, stock options, employee relations, training, health and safety, and payroll software systems, and now has and expects to develop confidential information relating thereto; and

     WHEREAS, EMPLOYEE is highly skilled in the technical, functional and marketing fields in which HUNTER is engaged.

     WHEREAS, HUNTER desires to utilize the services of EMMPLOYEE as project manager, systems designer, consultant, etc., and EMPLOYEE desires to offer his/her services to HUNTER, and as a result of the rendering of such services, EMPLOYEE may have access to confidential information and may further contribute thereto;

     NOW, THEREFORE, HUNTER and EMPLOYEE hereby agree as follows:

 1. Services. EMPLOYEE agrees to perform for HUNTER such duties which are consistent with EMPLOYEE's background, skills and job responsibilities as shall be reasonably assigned to him/her from time to time by HUNTER.

 2. Compensation. EMPLOYEE shall be entitled to the compensation and benefits described in the Offer Letter, a copy of which is attached hereto as "Exhibit A".

 3. Use of Name. EMPLOYEE agrees to allow HUNTER to use his/her name, and a summary of his/her experience and qualifications, in any business plan, presentation or sales or marketing efforts prepared by HUNTER in the course of its business during EMPLOYEE's period of employment. Upon EMPLOYEE's request, HUNTER shall review any summary of EMPLOYEE's experience and qualifications for form and accuracy prior to HUNTER's use of such summary.


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 4.  EMPLOYEE's Authority to Bind the Corporation. EMPLOYEE shall not at any time pledge the credit of HUNTER, nor enter into any contract or agreement on behalf of HUNTER without its prior written consent.

 5. Term. EMPLOYEE's employment may be terminated upon not less than four weeks' written notice by either party; provided, however, that all of the terms and conditions intended to survive the termination of EMPLOYEE's employment shall remain in full force and effect.

     (a) Severance Entitlement. In the event HUNTER terminates this Agreement for any reason other than EMPLOYEE's termination for cause as defined in subsection (c), EMPLOYEE shall be entitled to two weeks of base salary as severance for each three months of completed service. In no event shall the severance entitlement exceed four weeks of base salary.

     (b) Payments at Termination. HUNTER agrees to pay any severance to which EMPLOYEE is entitled, along with any accrued payments for incentive bonuses, commissions, and unused leave entitlements according to HUNTER's policies then in effect, or expressly agreed with EMPLOYEE, at the later of the date of termination and the date when all HUNTER property as listed in paragraph 13 is returned, and all outstanding travel or other expense reports have been returned, and debts paid by EMPLOYEE.

     (c) Termination for Cause. Notwithstanding anything to the contrary herein, HUNTER shall be entitled to terminate EMPLOYEE without prior notice for cause, including but not limited to EMPLOYEE's misfeasance, malfeasance, insubordination, breach of law, fiduciary duty, or any of the other terms or conditions of his/her employment with HUNTER.

 6. Rights to Work Product. With respect to any work product which is conceived or produced by EMPLOYEE during the term of his/her employment or with the use or assistance of HUNTER's facilities, materials, or personnel, HUNTER shall own all rights, title and interest to such work product, and such product shall be considered as "work made for hire", unless otherwise agreed in writing by the parties.

 7. Protection of Trade Secrets and Confidential Information. EMPLOYEE hereby acknowledges that during the term of his/her employment, he/she will acquire access to confidential information and trade secrets belonging to HUNTER or HUNTER's clients or third parties. Such confidential information and trade secrets shall be kept in absolute confidence both during and after the termination of EMPLOYEE's employment. For the purpose of this paragraph 7, the term "trade secrets and confidential information" shall mean any information not generally known in the relevant trade or business, which was obtained from HUNTER or its clients or which was learned, discovered, conceived, originated or prepared as a result of the performance of any services on behalf of HUNTER; including but not limited to information relating to existing or contemplated products, services, technology, designs, processes or formulae and information relating to business plans, customer lists, customer requirements or supplier information. EMPLOYEE agrees that he/she will not, at any time, disclose to others, use for his/her own benefit or otherwise appropriate or copy any such confidential information or trade secrets, whether or not developed by EMPLOYEE, except as required in EMMPLOYEE's duties to HUNTER; provided, however, that this paragraph shall apply only so long as the information in question is secret and confidential in the trade or industry.

 8. Procedures for Preserving Confidentiality of Tangible and Intangible Items. EMPLOYEE agrees to comply with any and all reasonable procedures which HUNTER may adopt from time to time to preserve the confidentiality of any confidential information or trade secrets. Certain materials will be affixed with a legend indicating their confidential nature. However, the absence of any such legend on any item containing or relating to confidential information will not give rise to any inference that the information contained therein or derived therefrom is not confidential information.

 9. Covenant Not to Employ. During the period of employmment, and for a period of two (2) years after the period of employment, EMPLOYEE agrees that he/she will not employ or solicit the employment of any HUNTER employee or any of HUNTER's consultants, subcontractors or independent contractors. Nothing herein shall be construed to prohibit EMPLOYEE from soliciting or employing any HUNTER employee, consultant, subcontractor or independent contractor who was terminated by HUNTER for economic or budgetary reduction purposes.

10.  Covenant Not to Solicit.

     (a) During the period of employment, and for a period of two (2) years thereafter, EMPLOYEE agrees that he/she will not render, directly or indirectly, any services of an advisory or consulting nature similar in character to those offered by HUNTER, whether as an employee or otherwise, to any business which was, during the term off his/her employment, a client of HUNTER. The provisions of this paragraph 10.(a) shall not apply where EMPLOYEE was terminated by HUNTER for economic or budgetary reduction purposes.

     (b) During the period of employment, and for a period of two (2) years thereafter, EMPLOYEE agrees that he/she will not contact any clients of HUNTER for the purposes of soliciting, selling, or both, to any of said clients any products or services similar to the products or services of HUNTER; nor will he/she in any way directly or indirectly, for himself/herself or in behalf of, or in conjunction with any other person, persons, firm, partnership, corporation, or company, solicit, divert, or take away any such clients of HUNTER.

11.  Noncompetition Agreement.

     (a) During the term of his/her employment, and for a period of six (6) months after the date of its termination, EMPLOYEE agrees that he/she will not render, directly or indirectly, any services of an advisory or consulting nature, whether as an employee or otherwise, to any business which is a competitor of HUNTER.

     (b) During the term of this Agreement, and for a period of one (1) year thereafter, EMPLOYEE agrees that he/she will not, either alone or as a member of a partnership or joint venture, as a beneficiary or a trust, or as an officer, director, stockholder or investor of or in any other corporation or enterprise, or otherwise (except as an investor in securities publicly held and listed on a national securities exchange) be engaged in the ownership or management of any business or activity which is a competitor of HUNTER.

     (c) The provisions of this paragraph 11 shall not apply where EMPLOYEE was terminated by HUNTER for economic or budgetary reduction purposes.

12. Business Opportunities. EMPLOYEE acknowledges that all business opportunities generated by HUNTER shall belong to HUNTER. In the event of a breach of this paragraph 12, EMPLOYEE shall be liable to HUNTER for 100% of the gross revenues of any business obtained as a result of such a breach and shall not be entitled to any compensation or remuneration in any form from HUNTER.

13.  Duty Upon Termination of Employment.

     (a) Upon termination of his/her employment with HUNTER for any reason, EMPLOYEE agrees to deliver to HUNTER all keys, motor vehicles, computer hardware, peripherals, software, telephones, writings, designs, documents, records, data, memoranda, computer source code and object code listings, file layouts, record layouts, system design information, models, manuals, documentation, notes, and other materials of any nature which are in his/her possession or control as a result of his/her employment by HUNTER.

     (b) EMPLOYEE further agrees to retain in the strictest confidence any confidential information or trade secrets he/she learned during his/her term of association unless and until such information has been made generally available to the trade other than by breach of this Agreement.

14. Other Agreements. EMPLOYEE represents and warrants that his/her signing of this Agreement and the performance of his/her services hereunder is not and will not be knowingly in violation of any other contract, agreement or understanding to which he/she is a party.

15. Assignment. This Agreement may not be assigned or transferred in whole or in part without the prior written consent of the parties.

16. Right to Injunctive Relief. EMPLOYEE's strict compliance with the provisions of paragraphs 6 through 13 hereof is necessary to preserve and protect the goodwill and proprietary rights of HUNTER as a going concern and to prevent persons, firms, joint ventures, partnerships, corporations, institutions, and enterprises engaged in businesses and activities which are competitive with the businesses and activities conducted or carried on by HUNTER from obtaining an unfair competitive advantage over HUNTER. Any failure by EMPLOYEE to comply with the provisions of such paragraphs will result in irreparable and continuing damage to HUNTER for which there will be no adequate remedy at law. In the event that EMPLOYEE fails to comply with the provisions of such paragraphs, HUNTER shall be entitled to injunctive relief and to such other and further relief as may be necessary or appropriate to cause EMPLOYEE to comply with his/her duties and obligations under such paragraphs.

17. Severability. In case it be determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement.

18. Plurals; Gender. Any word in the text of this Agreement shall be read as the singular or plural and as the masculine, feminine or neuter gender as may be appropriate under the circumstances then existing.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

20. Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and exclusive statement of the Agreement between them which supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement. This Agreement shall not be amended except in a writing executed by both parties.

21. Notices. Except as otherwise provided herein, notices, payments, or any other communication provided for herein shall be deemed to be given when mailed first class mail, addressed to HUNTER as follows:

     The Hunter Group, Inc.
     11 East Chase Street
     Suite 8E
     Baltimore, Maryland 21202
     Attn: Mr. Terry L. Hunter

And to EMPLOYEE as follows:

     Mary T. Weaver
     4 Anne Brent Garth
     Phoenix, Maryland 21131

Executed under seal this 14 day of September, 1988.


ATTEST:                                THE HUNTER GROUP, INC.

/s/ Jennifer Sadtler                       By: /s/ Howard I. Zlotowitz (SEAL)
------------------------------             -------------------------------
                                           Howard I. Zlotowitz,
                                           Sr. Vice President


Executed under seal this 14th day of September, 1988.

WITNESS:                               MARY T. WEAVER


/s/ Howard I. Zlotowitz                /s/ Mary T. Weaver          (SEAL)
------------------------------             -------------------------------

                                                          EXHIBIT A


                                September 9,1988



Mary T. Weaver
4 Anne Brent Garth
Phoenix, Maryland 21131

Dear Mary:

Based on our discussions, we would like you to consider this correspondence as an offer for you to join The Hunter Group as Controller, with officer designation of Treasurer. In this role, you would be responsible for general ledger processing including the preparation of statements and tax returns; accounts payable and receivable; billing and collections; forecasting of cash, revenues, and expenses; general financial analysis and reporting; supervision of bookkeeping and accounting functions; internal auditing; and other duties appropriate to a corporate Controller. As an officer, you will have the responsibility and authority to execute contracts, incur reasonable and necessary business expenses, and generally manage The Hunter Group's business according to established policies and procedures in effect.

The position will initially require substantial, "hands-on" participation in day-to-day operations; reduction of that level will depend upon the speed with which you can build an Accounting Department to meet our growing needs. Over time, we would expect you to take a broader role in the administrative operations of the company, according to the needs and organizational structure then deemed necessary to support the company's growth and standing. You will be based in our Baltimore office and will be reporting directly to the Senior Vice President, Administration.

Your total compensation will be determined by several factors. First, there is a base salary of $5,000 per month paid semi-monthly in arrears on the sixteenth and first days of the month. You will receive performance and compensation reviews according to our standard Salary Administration guidelines after your employment with The Hunter Group commences.

Your personal incentive compensation plan for 1989 is targeted to provide
30% of your based starting salary, for the period from your commencement of employment through December 31, 1989, contingent upon satisfactory completion of the objectives attached to this correspondence as Exhibit B. Bonus payments valued at $14,000.00 would be paid in two equal installments on April 30,

Mary T. Weaver
September 9, 1988
Page 2


1989 and December 31, 1989 according to the payment terms now being documented for our incentive compensation plan. Your individual performance relative to the stated objectives, and your contributions to enhanced company performance measured by productivity and profitability increases, will be reviewed at each milestone; outstanding performance may result in discretionary bonuses in excess of the guaranteed amounts described above to achieve the targeted total compensation.

The incentive compensation proposal recommends payment part in cash (50%) and pat in deferrals (50%), with the deferrals credited in phantom stock shares; stock appreciation rights accrue to the shareholder. Shares are valued according to "market value", whereby revenues of the immediate preceding 24 months are double-weighted and revenues of the 12 months prior to that period are single-weighted before dividing the weighted sum by 36. Any shares you may obtain due to a guaranteed bonus will be 100% vested immediately; additions will be vested over a three-year period in equal parts. Distributions will be valued at the time of cash conversion with payments subject to a three year payout period.

We will pay you a guaranteed employment bonus valued at $8,500.00; of that amount, $3,500.00 will be paid in cash on or before January 31, 1989, with $5,000 per tel discussion 9/14/88, the remainder credited in phantom stock shares valued on December 31, 1988 according to the rules for deferred compensation as noted above.

In addition to these forms of cash and deferred compensation, you may elect to participate in the company's group health insurance plan after a 30 day waiting period. Employees contribute 25% of the monthly premium cost for personal coverage. Should you elect to extend coverage for dependents or others, the additional cost would be your responsibility. You may also elect to participate in our ShortTerm Disability plan. The cost of that plan is shared equally by The Hunter Group and its employees.

Survivor benefits -- Group Term Life, AD&D, and Business Travel Accident -- are provided by The Hunter Group at no cost to you. A summary of our benefit plans along with their costs and coverages is enclosed for your review. Our benefit plans are always under review, and are therefore subject to change. For now, you are individually responsible for other types of benefits, al-

Mary T. Weaver
September 9, 1988
Page 3


though we will assist you to obtain coverage and to minimize premium costs through any means available to us.

You will be eligible to participate in The Hunter Group's 401(k) Retirement plan on the first of the month coincident with or following your date of hire. That plan allows salary reduction contributions up to 10% of earnings. After one year of employment service, you will be eligible for employer matching contributions where The Hunter Group will match 50% of the employee's first 10% of contributions. Matching contributions are fully vested immediately, upon quarterly deposit in the plan.

You will be entitled to fifteen days of paid annual vacation leave in 1989, after you have completed six months of employment service. Beginning in the calendar year after next, you will be entitled to incremental paid annual vacation according to service steps in our standard vacation schedule.

The Hunter Group will obtain a parking permit for your use, at no cost to you, or will reimburse you for the equivalent cost if permits are not immediately available. The location cannot be guaranteed due to waiting lists for permits at various lots proximal to our offices, nor are parking spaces reserved.

According to laws enacted in 1986, you must provide proof of employment eligibility. A passport or equivalent, or a valid state driver's license and a birth certificate or original Social Security card must be provided within three business days from the start of your employment. If you cannot provide that information, you will have 21 days in which to apply for, and present the required documents.

Mary, you will need to sign an employee agreement. As much as we dislike the formality, it is required to protect the interests and rights of The Hunter Group, its clients and prospects. It is enclosed for your signature, and must be executed on or before the date you commence employment with us.

This offer of employment is extended to you until September 26, 1998, at which time it expires if not accepted. Based on our understanding of your current obligations, we are planning your effective date of employment with The Hunter Group to be as early in October as possible. Please contact me if any feature of this offer requires clarification.

Mary T. Weaver
September 9, 1988
Page 4


Your employment with The Hunter Group should offer you the challenges and rewards you seek. We look forward to working with you, and to the success of our mutual endeavors.


                                                   Sincerely,



                                                   /s/Howard I. Zlotowitz
                                                   ----------------------
                                                   Howard I. Zlotowitz
                                                   Sr. Vice President

HIZ/rw

Encl.:  Employment Agreement, Benefits information

cc:  T. Hunter
     Personnel